                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

     Securities Act Rule 801 (Rights Offering)                                   [ ]
     Securities Act Rule 802 (Exchange Offer)                                    [X]
     Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                         [ ]
     Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                       [ ]
     Exchange Act Rule 14e-2(d) (Subject Company Response)                       [ ]
     Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)   [ ]

                       TOYO OFFICEMATION KABUSHIKI KAISHA
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                             TOYO OFFICEMATION INC.
--------------------------------------------------------------------------------
      (Translation of Subject Company's Names into English (if applicable))

                                      JAPAN
--------------------------------------------------------------------------------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                               MITSUI & CO., LTD.
--------------------------------------------------------------------------------
                      (Names of Person(s) Furnishing Form)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                     (Title of Class of Subject Securities)

                                       N/A
--------------------------------------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

                                TETSUHIRO OYOSHI
                                1-13-10, SHIBAURA
                                    MINATO-KU
                                 TOKYO 105-0023
                                      JAPAN
                                (81-3) 3454-0814
--------------------------------------------------------------------------------

          (Names, Addresses (including zip code) and Telephone Numbers
      (including area code) of Person(s) Authorized to Receive Notices and
                  Communications on Behalf of Subject Company)

                                       N/A
--------------------------------------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)

PART I -- INFORMATION SENT TO SECURITY HOLDERS

     ITEM 1. HOME JURISDICTION DOCUMENTS

          Not applicable.

     ITEM 2. INFORMATIONAL LEGENDS

          A legend complying with Rule 802(b) under the Securities Act of 1933, as amended, is included on the first page of the document filed as Exhibit.


PART II -- INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

          The following document is attached as exhibit to this Form:

Exhibit number    Description
--------------    -----------
      1           Press release, dated December 17, 2003, concerning the notice of making Toyo Officemation Inc. a wholly owned subsidiary of
                  Mitsui & Co., Ltd. through a stock swap


PART III -- CONSENT TO SERVICE OF PROCESS

          Mitsui & Co., Ltd. is filing with the Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form.

PART IV -- SIGNATURES

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Mitsui & Co., Ltd.


By /s/ Yasuo Hayashi
   ----------------------------------------
   Name:  Yasuo Hayashi
   Title: Executive Director
          Senior Executive Managing Officer


Date: December 17, 2003